Exhibit 10(x)


     Commencing July 1, 1995, Mr. Van Vleet a director of Pioneer Financial Services, Inc., was engaged by Pioneer Financial Services, Inc. as a consultant for a two-year term pursuant to an arrangement in which Mr. Van Vleet is to receive aggregate compensation (including directors' fees) of $100,000 per year.